Exhibit 5.1

[MAPLES and CALDER LETTERHEAD]

The9 Limited

30/F CITIC Square

No. 1168 Nanjing Road (W)

Shanghai 200041

People’s Republic of China

August 19, 2005

Dear Sirs,

Re: The9 Limited

We have examined the Registration Statement on Form S-8 to be filed by The9 Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Company (the “Shares”) for issuance pursuant to the following Plan (the “Plan”):

— The9 Limited 2004 Stock Option Plan

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Maples and Calder

Maples and Calder

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